Pricing Supplement No. 207 To the Prospectus dated April 6, 2009, the Prospectus Supplement dated April 6, 2009, and the Prospectus Supplement No. 202 dated September 28, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-154173

The Goldman Sachs Group, Inc.

Medium-Term Notes, Series D

$11,576,000

Underlier-Linked Notes due 2010

(Linked to a Weighted Basket Consisting of the Dow Jones EURO STOXX 50®  Index,  the FTSETM 100 Index and the TOPIX® Index)

General

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 27, 2010, subject to adjustment) is based on the performance of a weighted basket (which we refer to as the basket) comprised of the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index and the TOPIX® Index (which we refer to as the basket underliers), as measured from the trade date (October 9, 2009) to each of the averaging dates (October 18, 2010, October 19, 2010, October 20, 2010, October 21, 2010 and October 22, 2010, subject to adjustment). The determination date will be the last averaging date. The return on your notes is not linked to the performance of the basket underliers on a one-to-one basis and is subject to a cap on the upside appreciation. You could lose your entire investment in the notes.

The performance of each basket underlier will reflect the increase or decrease in the value of such basket underlier from the trade date to each averaging date. The performance of your notes will reflect changes in the level of each basket underlier.

On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. The cash settlement amount will be an amount in cash equal to the face amount of the note multiplied by the basket return. The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier.

The component return for each basket underlier will be calculated as follows:

•    if the final underlier level (which will be the arithmetic average of the closing levels for such basket underlier on each of the averaging dates, subject to adjustment) is greater than the initial underlier level, 100% plus the product of (i) the upside participation rate for such basket underlier times (ii) the underlier return (which will be the result of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level), subject to the maximum component return; or

•    if the final underlier level is less than or equal to the initial underlier level but greater than or equal to the buffer level for such basket underlier, 100%; and

•    if the final underlier level is less than the buffer level for such basket underlier, 100% plus the product of (i) the buffer rate for such basket underlier times (ii) the underlier return plus the buffer amount for such basket underlier.

You could lose your entire investment in the notes if the basket return decreases to zero percent. If the final underlier level for any basket underlier is less than the buffer level for such underlier on any of the averaging dates, the amount you will receive, if any, on the stated maturity date may be less than the face amount of your notes. In such a case, the rate of decrease in the component return for such basket underlier below the buffer level will exceed the rate of decrease in the final underlier level of such basket underlier. The maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note will be limited to approximately $1,164.60. In addition, the notes do not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-3 in this pricing supplement and the general terms of the non-principal protected underlier-linked notes found in “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 202.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through April 7, 2010. We encourage you to read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” on page S-20 of the accompanying prospectus supplement no. 202 and “Additional Risk Factors Specific to Your Notes” on page PS-11 of this pricing supplement so that you may better understand those risks.

Original issue date: Underwriting discount:	October 14, 2009 1.10% of the face amount	Original issue price: Net proceeds to the issuer:	100% of the face amount* 98.9% of the face amount

*The notes will be sold at variable prices. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of 99% of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount from Goldman, Sachs & Co.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs, may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.	JP Morgan

Pricing Supplement dated October 9, 2009.

The Dow Jones Euro STOXX 50® Index is the intellectual property of (including registered trademarks) STOXX Limited, Zurich, Switzerland and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA, (the “Licensors”), which is used under license. The notes based on the index are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto.

FTSE™”, “FT-SE®” and “Footsie®” are trademarks of The London Stock Exchange PLC and The Financial Times Ltd. and are used by FTSE International Ltd. under license. The notes are not issued, endorsed, sponsored, sold or otherwise promoted by FTSE International Ltd. or by the London Stock Exchange PLC or by The Financial Times Ltd., and none of them makes any representation regarding the advisability of investing in the notes.

The copyright of TOPIX and other intellectual property rights related to “TOPIX”, “TOPIX Index” and “TOPIX Sector Index” (each, a “TSE Index”) belong solely to the Tokyo Stock Exchange (“TSE”). No transactions relating to a TSE Index are in any way sponsored, endorsed or promoted by the TSE and the TSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of any TSE Index or the figure at which any TSE Index stands on any particular day or otherwise. Each TSE Index is compiled and calculated solely by the TSE. However, the TSE shall not be liable to any person for any error in any TSE Index and the TSE shall not be under any obligation to advise any person, including a purchaser or vender of any transactions, of any error therein. The TSE gives no assurance regarding any modification or change in any methodology used in calculating any TSE Index and the TSE is under no obligation to continue the calculation, publication and dissemination of any TSE Index.

Summary Information

We refer to the notes we are offering by this pricing supplement as the “notes”. Each of the notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 202” mean the accompanying prospectus supplement no. 202, dated September 28, 2009, of The Goldman Sachs Group, Inc., to the accompanying prospectus. This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Non-Principal Protected Underlier-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 202.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.
Basket:	Basket Underliers	Bloomberg Ticker	Underlier Weighting
	Dow Jones EURO STOXX 50® Index	SX5E	49.00%
	FTSETM 100 Index	UKX	23.00%
	TOPIX® Index	TPX	28.00%

Specified currency:	U.S. dollars (“$”) (“USD”)
Terms to be specified in accordance with the accompanying prospectus supplement no. 202:

•       type of notes: notes linked to a basket of underliers

•       exchange rates: not applicable

•       buffer level: yes, as described below

•       cap level: yes, as described below

•       maximum component return: yes, as described below

•       averaging dates: yes, as described below

•       interest: not applicable

•       redemption right or price dependent redemption right: not applicable

Face amount:	each note will have a face amount of $1,000; $11,576,000 in the aggregate for all the offered notes

Minimum denomination:	$10,000 and integral multiples of $1,000 in excess thereof

Payment amount:	on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:	the product of (1) the $1,000 face amount times (2) the basket return
Basket return:	the sum of the products, as calculated for each basket underlier, of (1) the component return for each basket underlier times (2) the underlier weighting for each such basket underlier
Component return:	with respect to each basket underlier:

•       if the final underlier level is greater than or equal to the cap level for such basket underlier, the maximum component return for such basket underlier;

•       if the final underlier level is greater than the initial underlier level but less than the cap level for such basket underlier, the sum of (1) 100% plus (2) the product of (i) the upside participation rate times (ii) the underlier return;

•       if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, 100%; and

•       if the final underlier level is less than the buffer level for such basket underlier, the sum of (1) 100% plus (2) the product of (i) the buffer rate for such basket underlier times (ii) the sum of the underlier return plus the buffer amount for such basket underlier

Initial underlier level:	with respect to each basket underlier, as shown in the table below
Final underlier level:	with respect to each basket underlier, the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-38 of the accompanying prospectus supplement no. 202 and subject to adjustment as provided under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Discontinuance or Modification of an Underlier” on page S-40 of the accompanying prospectus supplement no. 202
Underlier return:	with respect to each underlier, the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Closing level:	as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Closing Level” on page S-42 of the accompanying prospectus supplement no. 202
Underlier weighting:	as set forth in the table below; subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Discontinuance or Modification of an Underlier” on page S-40 of the accompanying prospectus supplement no. 202
Upside participation rate:	200% for the Dow Jones EURO STOXX 50® Index, 200% for the FTSETM 100 Index and 200% for the TOPIX® Index
Cap level:	112.50% of the initial index level of the Dow Jones EURO STOXX 50® Index, 105.50% of the initial index level of the FTSETM 100 Index and 103.00% of the initial index level of the TOPIX® Index
Maximum component return:

125.00% for the Dow Jones EURO STOXX 50® Index, 111.00% for the FTSETM 100 Index and 106.00% for the TOPIX® Index which will be calculated for each underlier by the following:

100% + (100% x upside participation rate for such underlier x cap level for such underlier - initial underlier level )
initial underlier level

Buffer level:	90% of the initial index level of the Dow Jones EURO STOXX 50® Index, 90% of the initial index level of the FTSETM 100 Index and 90% of the initial index level of the TOPIX® Index
Buffer rate:	with respect to each basket underlier, the quotient of the initial underlier level divided by the buffer level for such basket underlier, which equals approximately 111.1111% for the Dow Jones EURO STOXX 50® Index, approximately 111.1111% for the FTSETM 100 Index and approximately 111.1111% for the TOPIX® Index
Buffer amount:	10% for the Dow Jones EURO STOXX 50® Index, 10% for the FTSETM 100 Index and 10% for the TOPIX® Index
Trade date:	October 9, 2009
Original issue date (settlement date):	October 14, 2009
Stated maturity date:	October 27, 2010, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-37 of the accompanying prospectus supplement no. 202
Averaging dates:	October 18, 2010, October 19, 2010, October 20, 2010, October 21, 2010 and October 22, 2010, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-38 of the accompanying prospectus supplement no. 202

Determination date:	October 22, 2010, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-37 of the accompanying prospectus supplement no. 202
No interest:	the offered notes do not bear interest
No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right
Calculation agent:	Goldman, Sachs & Co.
Business day:	as described under “General Terms of the Non-Principal Protected Underlier-Linked Notes — Special Calculation Provisions — Business Day” on page S-42 of the accompanying prospectus supplement no. 202
Trading day:	as described under “General Terms of the Non-Principal Protected Equity Underlier-Linked Notes — Special Calculation Provisions — Trading Day” on page S-42 of the accompanying prospectus supplement no. 202
CUSIP no.:	38143UEV9
ISIN:	US38143UEV98
Use of proceeds and hedging:	as described under “Use of Proceeds and Hedging” on page S-47 of the accompanying prospectus supplement no. 202
Supplemental discussion of federal income tax consequences:	as described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-17 of this pricing supplement
ERISA:	as described under “Employee Retirement Income Security Act” on page S-55 of the accompanying prospectus supplement no. 202
Conflicts of interest:	Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

The initial underlier level, and underlier weighting of each of the basket underliers is set forth in the table below:

Basket underlier	Initial underlier level	Underlier Weighting
Dow Jones EURO STOXX 50® Index	2,882.18	49.00%
FTSETM 100 Index	5,161.87	23.00%
TOPIX® Index	897.83	28.00%

Additional Terms Specific to Your Notes

You should read this pricing supplement together with the prospectus dated April 6, 2009, the prospectus supplement dated April 6, 2009, and the prospectus supplement no. 202 dated September 28, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated April 6, 2009:

http://www.sec.gov/Archives/edgar/data/886982/000095012309006141/y74641p3posasr.htm

•	Prospectus supplement dated April 6, 2009:

http://www.sec.gov/Archives/edgar/data/886982/000095012309006143/y75395ae424b2.htm

•	Prospectus supplement no. 202 dated September 28, 2009:

http://www.sec.gov/Archives/edgar/data/886982/000095012309046659/y79165e424b2.htm

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket returns on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of basket returns that are entirely hypothetical; no one can predict what the basket return will be on any day throughout the life of your notes, and no one can predict what the basket closing level will be on any averaging date or what basket return will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates and the volatility of the basket underliers.

In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Non-Principal Protected Equity Underlier-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-20 of the accompanying prospectus supplement no. 202 and “Additional Risk Factors Specific to Your Notes” on page PS-11 of this pricing supplement.

The actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket underliers during recent periods, see “The Basket — Historical High, Low and Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

For every 1% increase or decrease in the basket return, there will be a corresponding 1% increase or decrease, as applicable, in the hypothetical payment amount. A hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding assumptions noted below. If, for example, the basket return were determined to be 25.00%, the payment amount that we would deliver on your notes at maturity would be 25.00% of the face amount of your notes. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose 75.00% of your investment. Because of the maximum component return for each basket underlier, the maximum payment that you could receive on the stated maturity date is limited. Assuming basket underlier weights of Dow Jones EURO STOXX 50® Index (49.00%), FTSETM 100 Index (23.00%) and TOPIX® Index (28.00%) and maximum component returns of Dow Jones EURO STOXX 50® Index (125.00%), FTSETM 100 Index (111.00%) and TOPIX® Index (106.00)%, the maximum payment amount that we would deliver on your notes at maturity would be approximately 116.46% of the face amount of your notes.

The payment amounts shown above and in the examples below are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-24 of the accompanying prospectus supplement no. 202.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate for each basket underlier	200%
Buffer level for each basket underlier	90% of the initial underlier level
Buffer rate for each basket underlier	111.111%
Buffer amount for each basket underlier	10%
Underlier weightings	Dow Jones EURO STOXX 50® Index (49.00%); FTSETM 100 Index (23.00%); TOPIX® Index (28.00%)
Initial Underlier Levels	Dow Jones EURO STOXX 50® Index (100.00); FTSETM 100 Index (100.00); TOPIX® Index (100.00)
Cap levels	Dow Jones EURO STOXX 50® Index (112.50); FTSETM 100 Index (105.50); TOPIX® Index (103.00)
Maximum component returns	Dow Jones EURO STOXX 50® Index (125.00%); FTSETM 100 Index (111.00%); TOPIX® Index (106.00%)

• Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates
• No change in or affecting any of the underlier stocks or the method by which the underlier sponsors calculate the basket underliers
• Notes purchased on original issue date and held to the stated maturity date

Example 1: Application of the Maximum Component Return for a Basket Underlier

Basket Underlier	Underlier Return	Component Return	Underlier Weighting x Component Return
Dow Jones EURO STOXX 50® Index	5%	110.00%	53.90%
FTSETM 100 Index	5%	110.00%	25.30%
TOPIX® Index	5%	106.00%	29.68%
		Basket Return:	108.88%

In this example, the underlier return for each basket underlier is 5%, indicating that each basket underlier has appreciated by 5% from its initial underlier level.

The component returns for the Dow Jones EURO STOXX 50® Index and the FTSETM 100 Index are as follows:

Component Return for Dow	= 100% + (200%) * (5%) = 110%
Jones EURO STOXX 50®
Index

Component Return for	= 100% + (200%) * (5%) = 110%
FTSETM 100 Index

Because the maximum component return for the TOPIX® Index is 106.00%, the component return for the TOPIX® Index is as follows:

Component Return for	= 106.00%
TOPIX® Index

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = 110.00% * 49.00% + 110.00% * 23.00% + 106.00% * 28.00% = 108.88%

Cash settlement amount	=($1,000 x 108.88%) = $1,088.80

Example 2: Application of the Buffer Amount and the Maximum Component Return

Basket Underlier	Underlier Return	Component Return	Underlier Weighting x Component Return
Dow Jones EURO STOXX 50® Index	33.10%	125.00%	61.25%
FTSETM 100 Index	-19.00%	90.00%	20.70%
TOPIX® Index	-19.00%	90.00%	25.20%
		Basket Return:	107.15%

In this example, the final underlier level for the FTSETM 100 Index and the TOPIX® Index has depreciated by 19% from its initial underlier level, the final underlier level for the Dow Jones EURO STOXX 50® Index has appreciated by 33.10% from its underlier level.

Because the buffer amount for the FTSETM 100 Index and the TOPIX® Index is 10%, the component returns for the FTSETM 100 Index and the TOPIX® Index are as follows:

Component Return for	= 100% + (111.111%) * (-19.00% + 10%) = 90.00%
FTSETM 100 Index

Component Return for	= 100% + (111.111%) * (-19.00% + 10%) = 90.00%
TOPIX® Index

Because the maximum component return for the Dow Jones EURO STOXX 50® Index is 125.00%, the component return for the Dow Jones EURO STOXX 50® Index is as follows:

Component Return for Dow	= 125.00%
Jones EURO STOXX 50® Index

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = 125.00% * 49.00% + 90.00% * 23.00% + 90.00% * 28.00% = 107.15%

Cash settlement amount	= ($1,000 x 107.15%) = $1,071.50

Example 3: Application of the Buffer Amount

Basket Underlier	Underlier Return	Component Return	Underlier Weighting x Component Return
Dow Jones EURO STOXX 50® Index	-20.00%	88.89%	43.56%
FTSETM 100 Index	-30.00%	77.78%	17.89%
TOPIX® Index	-10.00%	100.00%	28.00%
		Basket Return:	89.45%

In this example, the final underlier levels for the Dow Jones EURO STOXX 50® Index, FTSETM 100 Index and the TOPIX® Index have depreciated from the applicable initial underlier level by 20%, 30% and 10%, respectively.

Because the buffer amount for the Dow Jones EURO STOXX 50® Index, FTSETM 100 Index and the TOPIX® Index is 10%, the component returns for the Dow Jones EURO STOXX 50® Index, FTSETM 100 Index and the TOPIX® Index are as follows:

Component Return for Dow	= 100% + (111.111%) * (-20.00% + 10%) = 88.89%
Jones EURO STOXX 50®
Index

Component Return for FTSETM 100 Index	= 100% + (111.111%) * (-30.00% + 10%) = 77.78%

Component Return for TOPIX® Index	= 100% + (111.111%) * (-10.00% + 10%) = 100.00%

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = 88.89%*49.00% + 77.78% * 23.00% + 100.00% * 28.00% = 89.45%

Cash settlement amount	= ($1,000 x 89.45%) = $894.50

We cannot predict the actual basket return or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket return and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the tables above.

Additional Risk Factors Specific To Your Notes

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009, and “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes” in the accompanying prospectus supplement no. 202. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

•

ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF YOUR NOTES ON THE TRADE DATE (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS, AND THE PRICE YOU MAY RECEIVE FOR YOUR NOTES MAY BE, SIGNIFICANTLY LESS THAN THE ISSUE PRICE

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through April 7, 2010. After April 7, 2010, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread. In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction.

In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-24 of the accompanying prospectus supplement no. 202.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Non-Principal Protected Equity Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-24 of the accompanying prospectus supplement no. 202.

•	YOU MAY LOSE YOUR ENTIRE INVESTMENT IN THE NOTES

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured by the basket return. For any underlier, if the final underlier level for such basket underlier is less than the buffer level for such basket underlier, the amount you will receive, if any, on the stated maturity date may be less than the face amount of your notes. In such a case, the rate of decrease in the component return for such basket underlier below the buffer level will exceed the rate of decrease in the final underlier level of such basket underlier. Thus, you may lose your entire investment in the notes. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

•	YOUR NOTES DO NOT BEAR INTEREST

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

•	THE POTENTIAL FOR THE VALUE OF YOUR NOTES TO INCREASE IS LIMITED

The maximum payment that you may receive per $1,000 U.S. dollar face amounts of your notes is $1,164.60. Furthermore, your ability to participate in any change in the value of any individual underlier over the life of your notes will be limited because of the cap level for such basket underlier will be 112.50% of the initial index level of the Dow Jones EURO STOXX

50® Index, 105.50% of the initial index level of the FTSETM 100 Index and 103.00% of the initial index level of the TOPIX® Index. The cap level for each underlier will limit the component return for such basket underlier, no matter how much the closing level of such underlier may rise beyond the cap level for such basket underlier over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket.

•	THE LOWER PERFORMANCE OF ONE BASKET UNDERLIER MAY OFFSET AN INCREASE IN THE OTHER UNDERLIERS IN THE BASKET

Declines in the level of one basket underlier may offset increases in the levels of the other underliers in the basket. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in a more heavily weighted basket underliers.

•	AN INVESTMENT IN THE OFFERED NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the underlying indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF GOLDMAN SACHS

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to the credit risk of Goldman Sachs. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•	YOUR NOTES MAY BE SUBJECT TO AN ADVERSE CHANGE IN TAX TREATMENT IN THE FUTURE

The Internal Revenue Service announced on December 7, 2007 that it is considering the proper Federal income tax treatment of an instrument such as your notes that are currently characterized as prepaid derivative contracts, which could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-17 of this pricing supplement. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-17 of this pricing supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

The Basket

•	HISTORICAL HIGH, LOW AND CLOSING LEVELS OF THE BASKET UNDERLIERS

The closing levels of the respective basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

•	YOU SHOULD NOT TAKE THE HISTORICAL LEVELS OF THE BASKET UNDERLIERS AS AN INDICATION OF THEIR FUTURE PERFORMANCE

We cannot give you any assurance that the future performance of the basket underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. With respect to the Dow Jones Euro STOXX 50® Index, during the period from January 2, 2006 through October 9, 2009, there were 710 12-month periods, the first of which began on January 2, 2006 and the last of which ended on October 9, 2009. In 403 of such 12-month periods, the final underlier level for the Dow Jones Euro STOXX 50® Index on the final date of such period has been less than 90% of the initial underlier level of the Dow Jones Euro STOXX 50® Index on the initial date of such period. Therefore, during approximately 56.76% of such 12-month periods, if you had owned the notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. With respect to the FTSETM 100 Index, during the period from January 3, 2006 through October 9, 2009, there were 703 12-month periods, the first of which began on January 3, 2006 and the last of which ended on October 9, 2009. In 319 of such 12-month periods, the final underlier level for the FTSETM 100 Index on the final date of such period has been less than 90% of the initial underlier level of the FTSETM 100 Index on the initial date of such period. Therefore, during approximately 45.38% of such 12-month periods, if you had owned the notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. With respect to the TOPIX® Index, during the period from January 4, 2006 through October 9, 2009, there were 675 12-month periods, the first of which began on January 4, 2006 and the last of which ended on October 9, 2009. In 440 of such 12-month periods, the final underlier level for the TOPIX® Index on the final date of such period has been less than 90% of the initial underlier level of the TOPIX® Index on the initial date of such period. Therefore, during approximately 65.19% of such 12-month periods, if you had owned the notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 12-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket underliers. The actual performance of the basket underliers over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below. The tables below show the high, low and final closing levels of each of the basket underliers for each of the four calendar quarters in 2006, 2007, 2008 and 2009 (through October 9, 2009). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Dow Jones EURO STOXX 50® Index

	High	Low	Close
2006
Quarter ended March 31	3,874.61	3,532.68	3,853.74
Quarter ended June 30	3,890.94	3,408.02	3,648.92
Quarter ended September 30	3,899.41	3,492.11	3,899.41
Quarter ended December 31	4,140.66	3,880.14	4,119.94
2007
Quarter ended March 31	4,272.32	3,906.15	4,181.03
Quarter ended June 30	4,556.97	4,189.55	4,489.77
Quarter ended September 30	4,557.57	4,062.33	4,381.71
Quarter ended December 31	4,489.79	4,195.58	4,399.72
2008
Quarter ended March 31	4,339.23	3,431.82	3,628.06
Quarter ended June 30	3,882.28	3,340.27	3,352.81
Quarter ended September 30	3,445.66	3,000.83	3,038.20
Quarter ended December 31	3,113.82	2,165.91	2,447.62
2009
Quarter ended March 31	2,578.43	1,809.98	2,071.13
Quarter ended June 30	2,537.35	2,097.57	2,401.69
Quarter ended September 30	2,899.12	2,760.60	2,865.70
Quarter ending December 31 (through October 9, 2009)	2,887.61	2,760.61	2,882.18

Quarterly High, Low and Closing Levels of the FTSETM 100 Index
	High	Low	Close
2006
Quarter ended March 31	6,036.30	5,633.80	5,964.60
Quarter ended June 30	6,132.70	5,506.80	5,833.40
Quarter ended September 30	5,986.60	5,681.70	5,960.80
Quarter ended December 31	6,260.00	5,937.10	6,220.80
2007
Quarter ended March 31	6,444.40	6,000.70	6,308.00
Quarter ended June 30	6,732.40	6,315.50	6,607.90
Quarter ended September 30	6,716.70	5,858.90	6,466.80
Quarter ended December 31	6,730.70	6,070.90	6,456.90
2008
Quarter ended March 31	6,479.40	5,414.40	5,702.10
Quarter ended June 30	6,376.50	5,518.20	5,625.90
Quarter ended September 30	5,636.60	4,818.77	4,902.45
Quarter ended December 31	4,980.25	3,780.96	4,434.17
2009
Quarter ended March 31	4,638.92	3,512.09	3,926.14
Quarter ended June 30	4,506.19	3,925.52	4,249.21
Quarter ended September 30	5,172.89	4,127.17	5,133.90
Quarter ending December 31 (through October 9, 2009)	5,161.87	4,988.70	5,161.87

Quarterly High, Low and Closing Levels of the TOPIX® Index

	High	Low	Close
2006
Quarter ended March 31	1,728.16	1,572.11	1,728.16
Quarter ended June 30	1,783.72	1,458.30	1,586.96
Quarter ended September 30	1,651.35	1,475.28	1,610.73
Quarter ended December 31	1,681.07	1,532.95	1,681.07
2007
Quarter ended March 31	1,816.97	1,656.72	1,713.61
Quarter ended June 30	1,789.38	1,682.49	1,774.88
Quarter ended September 30	1,792.23	1,480.39	1,616.62
Quarter ended December 31	1,677.52	1,437.38	1,475.68
2008
Quarter ended March 31	1,424.29	1,149.65	1,212.96
Quarter ended June 30	1,430.47	1,230.49	1,320.10
Quarter ended September 30	1,332.57	1,087.41	1,087.41
Quarter ended December 31	1,101.13	746.46	859.24
2009
Quarter ended March 31	888.25	700.93	773.66
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ending December 31 (through October 9, 2009)	879.83	867.28	897.83

Additional Information in the Accompanying Prospectus Supplement No. 202

For the descriptions relating to the basket underliers, the underlier sponsors and license agreements between the underlier sponsors and the issuer, see “The Underliers” on page A-1 of the accompanying prospectus supplement no. 202.

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and the accompanying prospectus supplement no. 202.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a regulated investment company;

•	a common trust fund;

•	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes – in the absence of an administrative determination or judicial ruling to the contrary – to characterize each note for all tax purposes as a prepaid derivative contract in respect of the basket of underliers. Except as otherwise noted below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the note. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.

We will not attempt to ascertain whether any component of the underliers in the basket would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If a component of any underlier in the basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should refer to information filed with the SEC with respect to each component and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of an underlier is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations if your notes have a term of more than one year. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. In addition, it is possible that you could recognize gain when there is a change to the components of any of the underliers that comprise the basket. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your own tax advisor.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments (in which case you will not be subject to such withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Supplemental Plan of Distribution

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover page of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1% of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of 99% of the face amount, and as a result of such agreements the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this pricing supplement from Goldman, Sachs & Co.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $24,500. For more information about the plan of distribution and possible market-making activities, see “Supplemental Plan of Distribution” on page S-56 of the accompanying prospectus supplement no. 202. We will deliver the notes against payment therefore in New York, New York on October 14, 2009, which is the second scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Pricing Supplement

Page
Summary Information	PS-3
Additional Terms Specific to Your Notes	PS-6
Hypothetical Examples	PS-7
Additional Risk Factors Specific To Your Notes	PS-11
The Basket	PS-14
Additional Information in the Accompanying Prospectus Supplement No. 202	PS-16
Supplemental Discussion of Federal Income Tax Consequences	PS-17
Supplemental Plan of Distribution	PS-20
Conflicts of Interest	PS-20
Prospectus Supplement No. 202 dated September 28, 2009
Summary Information	S-4
Hypothetical Returns on the Non-Principal Protected Underlier-Linked Notes	S-13
Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Notes	S-20
General Terms of the Non-Principal Protected Underlier-Linked Notes	S-33
Use of Proceeds and Hedging	S-47
Supplemental Discussion of Federal Income Tax Consequences	S-49
Employee Retirement Income Security Act	S-55
Supplemental Plan of Distribution	S-56
The Underliers	A-1
S&P 500® Index	A-5
MSCI Indices	A-8
Nikkei 225® Index	A-12
S&P 500® Index	A-15
Russell 2000® Index	A-18
TOPIX® Index	A-21
Prospectus Supplement dated April 6, 2009
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27
Prospectus dated April 6, 2009
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$11,576,000

The Goldman Sachs

Group, Inc.

Underlier-Linked Notes due 2010

(Linked to a Weighted Basket

Consisting of the

Dow Jones EURO STOXX 50® Index, the

FTSETM 100 Index and the TOPIX® Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.

JP Morgan